EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Host Hotels & Resorts, Inc.

and

The Partners

Host Hotels & Resorts, L.P.:

We consent to the incorporation by reference in the registration statements (Nos. 333-78091, 333-155690, 333-117229, 333-166380, 333-166381, 333-171606, and 333-171605) on Form S-3 and (Nos. 333-75055, 333-28683, 333-75057, 333-75059, 333-161488, 033-66622, and 333-171607) on Form S-8 of Host Hotels & Resorts, Inc. of (i) our report dated February 24, 2011, except as to Notes 6, 10, 16, 18, 19, and 21 which are as of September 13, 2011, with respect to the consolidated balance sheets of Host Hotels & Resorts, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010 and the related financial statement schedule as of December 31, 2010, and (ii) our report dated February 24, 2011, except as to Notes 6, 10, 16, 18, 19, and 21 which are as of September 13, 2011, with respect to the consolidated balance sheets of Host Hotels & Resorts, L.P. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of operations, capital and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2010 and the related financial statement schedule as of December 31, 2010, which reports appear in the current report on Form 8-K of Host Hotels & Resorts, Inc. and Host Hotels & Resorts, L.P. dated September 13, 2011.

/s/ KPMG LLP

McLean, Virginia

September 13, 2011